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                                                                    Exhibit 23.1

                        Consent of Independent Auditors



The Board of Directors and Stockholders
C-COR.net Corp.:


We consent to the incorporation by reference herein of our reports dated
August 16, 1999, relating to the consolidated balance sheets of C-COR.net Corp. as of June 25, 1999 and June 26, 1998, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 25, 1999, and related schedule, which reports appear in the June 25, 1999 annual report on Form 10-K of C-COR.net Corp.

We also consent to the incorporation by reference herein of our report dated September 20, 1999 of C-COR.net Corp. as of June 25, 1999 and June 26, 1998 and for each of the years in the three-year period ended June 25, 1999, relating to the supplemental consolidated financial statements, which give retroactive effect to the mergers of C-COR.net Corp. and Convergence.com, which occurred on July 9, 1999, and Silicon Valley Communications, Inc., which occurred on September 17, 1999, both of which have been accounted for using the pooling-of-interests method of accounting, which report appears in the Form 8-K/A of C-COR.net Corp. dated September 17, 1999.


   KPMG LLP

State College, Pennsylvania
October 13, 1999